EXHIBIT 99.2

CORPORATE PARTICIPANTS

Leigh Parrish
Financial Dynamics

Craig Levra
Chairman and CEO - Sport Chalet Inc.

Howard Kaminsky
CFO - Sport Chalet Inc.

CONFERENCE CALL PARTICIPANTS

Paul Swinand
Stephens Inc. - Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen, and welcome to the Sport Chalet's First Quarter 2008 Earnings Conference Call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session and instructions will follow at that time. And as a reminder, ladies and gentlemen, this conference is being recorded today, August 1, 2007, and may not be reproduced in whole or in part without permission from the Company.

I would now like to introduce Leigh Parrish of FD. Please go ahead.

Leigh Parrish - Financial Dynamics

Thank you. Good afternoon, everyone, and thank you for joining us today. If you have not received a copy of Sport Chalet's press release, feel free to call us at 212-850-5600 and we can have a copy sent to you.

Before we begin, I would like to make a brief statement regarding forward-looking remarks that you may hear today on the call. Except for historical information, the statements made on this conference call are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results.

Those risks include, among other things, the competitive environment in the sporting goods industry in general and in the Company's specific market areas, inflation, the challenge of implementing the Company's expansion plans and maintaining its competitive position, changes in costs of goods and services, the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the SEC.

And, I'd now like to turn the call over to Craig Levra, Chairman and CEO of Sport Chalet. Craig?

Craig Levra - Chairman and CEO - Sport Chalet Inc.

Thank you and good afternoon, everyone. Thank you very much for joining us today. On the call with me is Howard Kaminsky, our Chief Financial Officer. I will read my overview of our first quarter performance and highlights; Howard will review our financial results with you in more detail. After our formal comments, we will both be available for any questions you might have.

To begin, we made important operational progress inline with our long-term growth strategy. However, we experienced a challenging sales environment, particularly in the latter part of the quarter, which impacted our top and bottom-line performance. While we continue to be pleased with the sales performance we are experiencing in our newer stores, this was offset by softer sales in our mature markets, as well as the increased costs of operating new stores which take time to reach optimal efficiency levels. As expected, we experienced some cannibalization in Southern California due to our backfilling strategy, while we remain pleased with our overall market share gains.

It is important to note that we are opening stores and targeting new sites that are in excellent strategic locations in top quality malls, lifestyle centers, and power centers. We remain confident in our store expansion strategy that includes a balance between opening stores in new and existing markets. We believe that securing the correct sites to gain market share remains an important strategy for our growth. Despite our softer than expected sales, we did again demonstrate strong execution in many areas. During the quarter we effectively managed our inventory to reduce the overhang that we experienced at the end of last quarter. The team did a good job of determining the appropriate merchandise levels to get our inventory exactly back on plan at the end of the first quarter.

Although there was a slight impact on our bottom-line from some seasonal merchandise, we are comfortable with our current inventory levels in total. In connection with our focus on inventory management and allocation, we were successful in generating continued growth in several of our hard lines categories including our mountain shop, fishing and water sports merchandise. This was somewhat offset by softer sales in certain of our apparel and footwear categories.

On last quarter's call I mentioned our expanding offering with regards to professional sports merchandise. We continue to experience success with these items especially in our NFL offering, thanks to the Ducks Stanley Cup victory early in the spring; and we look forward to our soccer offering with David Beckham's move to the LA Galaxy. In addition, action sports merchandise continues to do well and includes important new brands such as Element, Analog, Enjoi and Zoo York, have given us good results. We will continue to build on these brand relationships and assortments as an ongoing part of our product diversification.

Our Sport Chalet Action Pass CRM program continues to be a great success, and we currently have 150,000 members in 20 stores. The Action Pass is still on track to be rolled out to all of our stores by this fall. As I have noted in the past, the Action Pass is becoming an important tool for us as we continue to learn more about shopping trends, including cross shopping which is important as we launch new brands' promotions to capitalize on future consumer trends. The Action Pass program enables us to work more closely with our vendors to provide the right offerings to our customers. We are also pleased to see that most Action Pass customers continue to spend almost double the amount spent by non-Action Pass customers.

In addition to Action Pass allowing us to be more targeted in our marketing and offerings, we recently retained a new media planning & buying agency to help us further refine our marketing and advertising strategies. As we further expand the Sport Chalet footprint, it is time for us to take a fresh look at our marketing. We continue to think strategically and analyze ways in which we can enhance all areas of our operations.

The key initiative that has continued to progress well is our store expansion program. We opened new stores this past quarter in Phoenix, Arizona, and Bakersfield, California; and we are pleased to report that these stores are performing well. We are on track to open five additional stores this fiscal year including our fifth Arizona store in Tempe, this weekend. We will be opening two more stores in Arizona, one in Las Vegas, Nevada and one is Salt Lake City, Utah. In total, at year end we will have entered Utah and we will have three stores in Nevada, seven stores in Arizona, nine stores in Northern California, and 32 stores in our core Southern California market.

In addition, our two significant remodels in Burbank and Long Beach remain on target for completion this fiscal year. At the end of this fiscal year through our store openings and store remodel program, 71% of our stores will have Sport Chalet's new look. These openings remain in line with our strategic plans to balance our expansion with a backfill strategy in our core markets. As I have previously noted, while we expect our store openings to have a favorable impact on sales volume, they will negatively affect profit in the short term due to increased costs. However, these efforts remain critical to the future growth of Sport Chalet, and we continue to believe this is the correct strategy to pursue.

Overall, we are excited about our continued successful expansion of new markets with the Sport Chalet brand, stores, services and culture as well as our ability to strengthen our footprint in existing markets.

We are highly focused on driving improved performance in the remainder of fiscal 2008. Sport Chalet remains committed to offering a unique selection of premium, high quality products while providing our customers with the best sports services possible. As part of this focus on delivering what our customers want, we tailor our offerings based on the desire of each market. As I noted last quarter, we are constantly improving our understanding of our new markets and I believe this provides us with an important competitive advantage.

We continue to make progress in our SAP installation and with our enterprise selling pilot program. While this is complicated work, it will benefit us over the long-term as it will serve as a platform for all of our future initiatives. Enterprise selling is now being successfully utilized across six locations within the Inland Empire and we plan to roll this out to the remainder of our stores. All of these initiatives are examples of how we are acting upon our dual front strategies. To improve business in the near term, we're also positioning ourselves for the future.

Our strong financial position means we can achieve both of these goals, as we remain committed to addressing recent financial performance without losing focus on the long-term.

In conjunction with our ongoing dedication to superior customer service, this strategy will ensure we are positioned strongly for ongoing growth over time. Now, I will turn the call over to Howard for a more detailed review of our first quarter financial results.

Howard Kaminsky - CFO - Sport Chalet Inc.

Thanks, Craig, and good afternoon, everyone. As a reminder, we changed our fiscal period in the first quarter of last year so that each quarter ends on Sunday, which aligned our internal management reporting with our public reporting. We have now anniversaried the change, and this will be the last quarter in which it is necessary to report sales on a same day basis.

Total sales for the first quarter were $91.6 million compared to total sales of $84.4 million in the first quarter of fiscal 2007 for an 8.5% gain. The first quarter of last year had two extra selling days due to the calendar shift, which contributed $2.1 million in sales to last year's figures. We've opened 7 new stores since the first quarter last year, which contributed $7.9 million in sales.

Same store sales for the quarter of first quarter fiscal 2008 increased 1.3% on a same day basis compared to the first quarter of last year. Gross margin in the first quarter decreased 70 basis points to 28.6% compared to 29.3% in the first quarter of fiscal 2007, primarily reflecting increased rent related to newer stores and increases in reserve for seasonal carryover merchandise. These factors were partially offset by continued improvements in merchandise sourcing.

For the quarter SG&A as a percentage of sales increased to 29.4% compared to 28.2% in the first quarter of fiscal 2007. The increase was primarily due to newer stores, which take time to reach operating efficiency. Our net loss for the first quarter was $664,000 or $0.05 per diluted share compared to net income of $530,000 or $0.04 per diluted share in the first quarter of fiscal 2007.

With regard to our balance sheet, as we expected, our short-term borrowing was $17 million versus $11 million at the end of last quarter due to seasonal inventory purchases, opening new stores, and our ongoing system implementation. We will continue to utilize our credit facility to fund system enhancements and our continued growth. We are committed to implementing the processes necessary to remain a publicly traded company.

As I mentioned on last quarter's call, we expect to incur expenses related to Sarbanes-Oxley 404 compliance in fiscal 2008 since as a non-accelerated filer, we have been given a longer time frame to implement these changes. Also, we remain on track to implement our back office computer systems in the current fiscal year. We estimate that the expenses for SOX and systems will total approximately $700,000 for the fiscal year.

To warp up, we will continue to make the appropriate investments to ensure future growth continues while also managing our expenses. While we recognize that the current selling environment range is challenging, we are confident that we have the right strategy in place to achieve our objectives and build shareholder value for the long term.

Howard Kaminsky - CFO - Sport Chalet Inc.

That concludes our formal remarks for the day. We will now open up the call in the event any of you have questions. Operator?

QUESTION AND ANSWER

Operator

Ladies and gentlemen, at this time we will be opening up the call for question and answer session. Your first question comes from the line of Paul Swinand.

Paul Swinand - Stephens Inc. - Analyst

Good afternoon. Can you guys hear me?

Craig Levra - Chairman and CEO - Sport Chalet Inc.

Yes, Paul. Good afternoon.

Paul Swinand - Stephens Inc. - Analyst

Just some questions on the quarter. First if you had to breakdown the sales difficulties month by month, was it more an overhang or was the quarter tough all the way through?

Craig Levra - Chairman and CEO - Sport Chalet Inc.

No, it got tough at the end.

Paul Swinand - Stephens Inc. - Analyst

It got tougher at the end, okay. And then can you comment at all on the trend right now? Is there anything that would show a change or...

Craig Levra - Chairman and CEO - Sport Chalet Inc.

Paul, as you know, we don't normally comment on...

Paul Swinand - Stephens Inc. - Analyst

On the current quarter, sure.

Craig Levra - Chairman and CEO - Sport Chalet Inc.

Yes.

Paul Swinand - Stephens Inc. - Analyst

Okay. How about, can you breakdown any of the regional differences? I know you talked a little bit about how housing affected markets and urban markets before. Can you just give specific regional differences that made you think that this quarter was particularly unusual or...

Craig Levra - Chairman and CEO - Sport Chalet Inc.

Well, yes, I'll try to answer the questions as best way as I can, Paul. The newer markets that we moved into clearly delivered better comp sales than our more mature markets.

Paul Swinand - Stephens Inc. - Analyst

Okay.

Craig Levra - Chairman and CEO - Sport Chalet Inc.

...really good news in a lot of respects. That means we picked the right markets; we're heading in the right direction. I think it was a little bit tougher on the mature side than we expected or certainly that we would have wanted to enjoy.

Paul Swinand - Stephens Inc. - Analyst

Did you have a theory as to what to attribute that to or..?

Craig Levra - Chairman and CEO - Sport Chalet Inc.

Oh. Yes and no. I think there are a lot of external factors that are unusual. I think there is quite a bit of uncertainty. It has been no secret in Southern California where the majority of our stores are, the mortgage...

Paul Swinand - Stephens Inc. - Analyst

Right.

Craig Levra - Chairman and CEO - Sport Chalet Inc.

...process has made some uncertainty in the marketplace and it's -- as we review our sales everyday, it's interesting you'll see a store move up, a store move down and for no real apparent reason. So, it's unusual.

Paul Swinand - Stephens Inc. - Analyst

Do you think you are affected at all on the footwear side by some of the mall-based stores competitors' promotional activity and some of their difficulties?

Craig Levra - Chairman and CEO - Sport Chalet Inc..

I don't -- our stores that are located in malls, a little bit of difficulty, but typically a mall-based Sport Chalet does better in the footwear category than a non-mall based. I don't say that across the board that's not true. Selective mall stores do better in footwear than other mall stores. But, certainly from the athletic footwear side, it's been a little bumpier I think for a lot of folks.

Paul Swinand - Stephens Inc. - Analyst

Okay. That's good information. And then if you had to breakout the cannibalization, if I missed that, I know you guys said you experienced some cannibalization did you break -- did I miss it? Did you breakout a dollar amount or estimated dollar amount there or...?

Craig Levra - Chairman and CEO - Sport Chalet Inc.

No, I think you have to pull out the map of California and look at it. I mean you kind of look at -- I'll give you one example. Mira Loma that we opened last year off the 15 Freeway certainly impacted Rancho Cucamonga, Riverside and Chino Hills. Thousand Oaks is having an impact as we predicted on West Hills and Oxnard. If you are going to have cannibalization, the best kind to have, as you know, is self-cannibalization because you don't want those dollars going anywhere else. Conversely, down into Temecula that store two years ago was by itself. Great market. Now we have two Sports Authorities and a Chick's store nearby so we've impacted that as you would expect.

Paul Swinand - Stephens Inc. - Analyst

Right.

Craig Levra - Chairman and CEO - Sport Chalet Inc.

And then going into next spring /summer, we have got a new store coming up in West Los Angeles that we talked about on last quarter and maybe that will have an impact on the stores nearest to that location. So, we study it. We spend a tremendous amount of time and effort and money studying the impacts of new stores, and we backfill and the cannibalization effects that may or may not take place and model that accordingly and then go back and study that our actual results mirror the research and the estimate is given.

Paul Swinand - Stephens Inc. - Analyst

Okay, fair enough. One more question and then I'll let somebody else get a chance here. Just on the general environment, you mentioned some categories that were strong in the press release. Is there anything in the merchandize mix that would suggest more uncertainty like reluctance for big-ticket items, or maybe fishing is stronger closer to home or any analysis or insight there would be helpful? Thanks.

Craig Levra - Chairman and CEO - Sport Chalet Inc.

We appreciate it. I don't know that there is anything -- if you look at our average selling price per unit, it's actually moving up. Our average ticket is moving up. Again Action Pass is help driving some of that across a global standpoint. So, I don't think we're seeing any real price resistance today on anything. Now on selected items you see it because you're not going to be perfect 100% of the time, but I wouldn't sit here and say that it's more one way or another way. Our customers gravitate to the latest in performance, lifestyle and technical product and we work hard to deliver that type of assortment to them.

Paul Swinand - Stephens Inc. - Analyst

Okay. Thank you very much.

Operator

Since there are no more questions at this time, Mr. Levra, please continue with any closing comments.

Craig Levra -Chairman and CEO - Sport Chalet Inc.

Well, we just like to thank all of you for joining us on the telephone today. We sincerely appreciate the support of all of our shareholders and also the hard work and dedication of our employees. If you have any follow-up questions, please feel free to contact Howard or me. Have a great afternoon. Thanks very much.

Operator

This concludes today's conference call. Thank you for your participation.